UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 10)*

HCA Holdings, Inc.

(as successor to HCA Inc.)

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

40412C101

(CUSIP Number)

December 31, 2016

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 40412C101

1.	Name of Reporting Person KKR Millennium Fund L.P.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 2,091,332

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 2,091,332

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,091,332

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.6%†

12.	Type of Reporting Person (See Instructions) PN

† The calculation of the foregoing percentage is based on 374,685,700 shares of common stock outstanding as of October 31, 2016 as reported in HCA Holdings, Inc.’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 3, 2016.

CUSIP No. 40412C101

1.	Name of Reporting Person KKR Associates Millennium L.P.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 2,091,332

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 2,091,332

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,091,332

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.6%†

12.	Type of Reporting Person (See Instructions) PN

† The calculation of the foregoing percentage is based on 374,685,700 shares of common stock outstanding as of October 31, 2016 as reported in HCA Holdings, Inc.’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 3, 2016.

CUSIP No. 40412C101

1.	Name of Reporting Person KKR Millennium GP LLC

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 2,091,332

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 2,091,332

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,091,332

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.6%†

12.	Type of Reporting Person (See Instructions) OO

† The calculation of the foregoing percentage is based on 374,685,700 shares of common stock outstanding as of October 31, 2016 as reported in HCA Holdings, Inc.’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 3, 2016.

CUSIP No. 40412C101

1.	Name of Reporting Person KKR 2006 Fund L.P.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 1,940,536

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 1,940,536

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,940,536

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.5%†

12.	Type of Reporting Person (See Instructions) PN

† The calculation of the foregoing percentage is based on 374,685,700 shares of common stock outstanding as of October 31, 2016 as reported in HCA Holdings, Inc.’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 3, 2016.

CUSIP No. 40412C101

1.	Name of Reporting Person KKR Associates 2006 L.P.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 1,984,564

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 1,984,564

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,984,564

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.5%†

12.	Type of Reporting Person (See Instructions) PN

† The calculation of the foregoing percentage is based on 374,685,700 shares of common stock outstanding as of October 31, 2016 as reported in HCA Holdings, Inc.’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 3, 2016.

CUSIP No. 40412C101

1.	Name of Reporting Person KKR 2006 GP LLC

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 1,984,564

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 1,984,564

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,984,564

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.5%†

12.	Type of Reporting Person (See Instructions) OO

† The calculation of the foregoing percentage is based on 374,685,700 shares of common stock outstanding as of October 31, 2016 as reported in HCA Holdings, Inc.’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 3, 2016.

CUSIP No. 40412C101

1.	Name of Reporting Person OPERF Co-Investment LLC

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 44,028

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 44,028

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 44,028

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Less than 0.1%†

12.	Type of Reporting Person (See Instructions) OO

† The calculation of the foregoing percentage is based on 374,685,700 shares of common stock outstanding as of October 31, 2016 as reported in HCA Holdings, Inc.’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 3, 2016.

CUSIP No. 40412C101

1.	Name of Reporting Person KKR PEI Investments, L.P.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Guernsey

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 700,328

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 700,328

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 700,328

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.2%†

12.	Type of Reporting Person (See Instructions) PN

† The calculation of the foregoing percentage is based on 374,685,700 shares of common stock outstanding as of October 31, 2016 as reported in HCA Holdings, Inc.’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 3, 2016.

CUSIP No. 40412C101

1.	Name of Reporting Person KKR PEI Associates, L.P.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Guernsey

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 700,328

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 700,328

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 700,328

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.2%†

12.	Type of Reporting Person (See Instructions) PN

† The calculation of the foregoing percentage is based on 374,685,700 shares of common stock outstanding as of October 31, 2016 as reported in HCA Holdings, Inc.’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 3, 2016.

CUSIP No. 40412C101

1.	Name of Reporting Person KKR PEI GP Limited

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 700,328

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 700,328

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 700,328

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.2%†

12.	Type of Reporting Person (See Instructions) OO

† The calculation of the foregoing percentage is based on 374,685,700 shares of common stock outstanding as of October 31, 2016 as reported in HCA Holdings, Inc.’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 3, 2016.

CUSIP No. 40412C101

1.	Name of Reporting Person KKR Partners III, L.P.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 71,721

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 71,721

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 71,721

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Less than 0.1%†

12.	Type of Reporting Person (See Instructions) PN

† The calculation of the foregoing percentage is based on 374,685,700 shares of common stock outstanding as of October 31, 2016 as reported in HCA Holdings, Inc.’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 3, 2016.

CUSIP No. 40412C101

1.	Name of Reporting Person KKR III GP LLC

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 71,721

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 71,721

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 71,721

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Less than 0.1%†

12.	Type of Reporting Person (See Instructions) OO

† The calculation of the foregoing percentage is based on 374,685,700 shares of common stock outstanding as of October 31, 2016 as reported in HCA Holdings, Inc.’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 3, 2016.

CUSIP No. 40412C101

1.	Name of Reporting Person 8 North America Investor L.P.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 213,784

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 213,784

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 213,784

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1%†

12.	Type of Reporting Person (See Instructions) PN

† The calculation of the foregoing percentage is based on 374,685,700 shares of common stock outstanding as of October 31, 2016 as reported in HCA Holdings, Inc.’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 3, 2016.

CUSIP No. 40412C101

1.	Name of Reporting Person KKR Associates 8 NA L.P.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 213,784

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 213,784

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 213,784

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1%†

12.	Type of Reporting Person (See Instructions) PN

† The calculation of the foregoing percentage is based on 374,685,700 shares of common stock outstanding as of October 31, 2016 as reported in HCA Holdings, Inc.’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 3, 2016.

CUSIP No. 40412C101

1.	Name of Reporting Person KKR 8 NA Limited

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 213,784

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 213,784

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 213,784

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1%†

12.	Type of Reporting Person (See Instructions) OO

† The calculation of the foregoing percentage is based on 374,685,700 shares of common stock outstanding as of October 31, 2016 as reported in HCA Holdings, Inc.’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 3, 2016.

CUSIP No. 40412C101

1.	Name of Reporting Person ASF Walter Co-Invest L.P.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 186,587

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 186,587

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 186,587

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Less than 0.1%†

12.	Type of Reporting Person (See Instructions) PN

† The calculation of the foregoing percentage is based on 374,685,700 shares of common stock outstanding as of October 31, 2016 as reported in HCA Holdings, Inc.’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 3, 2016.

CUSIP No. 40412C101

1.	Name of Reporting Person ASF Walter Co-Invest GP Limited

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 186,587

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 186,587

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 186,587

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Less than 0.1%†

12.	Type of Reporting Person (See Instructions) OO

† The calculation of the foregoing percentage is based on 374,685,700 shares of common stock outstanding as of October 31, 2016 as reported in HCA Holdings, Inc.’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 3, 2016.

CUSIP No. 40412C101

1.	Name of Reporting Person KKR Fund Holdings L.P.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 5,176,595

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 5,176,595

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,176,595

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 1.4%†

12.	Type of Reporting Person (See Instructions) PN

† The calculation of the foregoing percentage is based on 374,685,700 shares of common stock outstanding as of October 31, 2016 as reported in HCA Holdings, Inc.’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 3, 2016.

CUSIP No. 40412C101

1.	Name of Reporting Person KKR Fund Holdings GP Limited

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 5,176,595

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 5,176,595

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,176,595

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 1.4%†

12.	Type of Reporting Person (See Instructions) OO

† The calculation of the foregoing percentage is based on 374,685,700 shares of common stock outstanding as of October 31, 2016 as reported in HCA Holdings, Inc.’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 3, 2016.

CUSIP No. 40412C101

1.	Name of Reporting Person KKR Group Holdings L.P.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 5,176,595

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 5,176,595

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,176,595

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 1.4%†

12.	Type of Reporting Person (See Instructions) PN

† The calculation of the foregoing percentage is based on 374,685,700 shares of common stock outstanding as of October 31, 2016 as reported in HCA Holdings, Inc.’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 3, 2016.

CUSIP No. 40412C101

1.	Name of Reporting Person KKR Group Limited

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 5,176,595

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 5,176,595

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,176,595

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 1.4%†

12.	Type of Reporting Person (See Instructions) OO

† The calculation of the foregoing percentage is based on 374,685,700 shares of common stock outstanding as of October 31, 2016 as reported in HCA Holdings, Inc.’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 3, 2016.

CUSIP No. 40412C1019

1.	Name of Reporting Person KKR & Co. L.P.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 5,176,595

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 5,176,595

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,176,595

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 1.4%†

12.	Type of Reporting Person (See Instructions) PN

† The calculation of the foregoing percentage is based on 374,685,700 shares of common stock outstanding as of October 31, 2016 as reported in HCA Holdings, Inc.’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 3, 2016.

CUSIP No. 40412C101

1.	Name of Reporting Person KKR Management LLC

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 5,176,595

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 5,176,595

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,176,595

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 1.4%†

12.	Type of Reporting Person (See Instructions) OO

† The calculation of the foregoing percentage is based on 374,685,700 shares of common stock outstanding as of October 31, 2016 as reported in HCA Holdings, Inc.’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 3, 2016.

CUSIP No. 40412C101

1.	Name of Reporting Person Henry R. Kravis

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 5,248,316

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 5,248,316

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,248,316

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 1.4%†

12.	Type of Reporting Person (See Instructions) IN

† The calculation of the foregoing percentage is based on 374,685,700 shares of common stock outstanding as of October 31, 2016 as reported in HCA Holdings, Inc.’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 3, 2016.

CUSIP No. 40412C101

1.	Name of Reporting Person George R. Roberts

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 5,248,316

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 5,248,316

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,248,316

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 1.4%†

12.	Type of Reporting Person (See Instructions) IN

† The calculation of the foregoing percentage is based on 374,685,700 shares of common stock outstanding as of October 31, 2016 as reported in HCA Holdings, Inc.’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 3, 2016.

STATEMENT ON SCHEDULE 13G

This is Amendment No. 10 to the Schedule 13G filed with the Securities and Exchange Commission on February 17, 2009 (the “Original Schedule 13G”).

Pursuant to Rule 13d-1(d) under the Securities Exchange Act of 1934, as amended (the “Act”), and as provided in the Joint Filing Agreement filed as Exhibit A to this Amendment No. 10 to Statement on Schedule 13G, each of the persons listed below under Item 2 (each a “Reporting Person” and collectively, the “Reporting Persons”), have agreed to file one statement with respect to their ownership of Common Stock, par value $0.01 per share (the “Shares”), of HCA Holdings, Inc. (as successor to HCA Inc.) (the “Issuer”).

Item 1.
(a)	Name of Issuer: HCA Holdings, Inc.
(b)	Address of Issuer’s Principal Executive Offices: One Park Plaza Nashville, Tennessee 37203

Item 2.
(a)

Name of Persons Filing (collectively, the “Reporting Persons”):
KKR Millennium Fund L.P.

KKR Associates Millennium L.P.

KKR Millennium GP LLC

KKR 2006 Fund L.P.

KKR Associates 2006 L.P.

KKR 2006 GP LLC

OPERF Co-Investment LLC

KKR PEI Investments, L.P.

KKR PEI Associates, L.P.

KKR PEI GP Limited

KKR Partners III, L.P.

KKR III GP LLC

8 North America Investor L.P.

KKR Associates 8 NA L.P.

KKR 8 NA Limited

ASF Walter Co-Invest L.P.

ASF Walter Co-Invest GP Limited

KKR Fund Holdings L.P.

KKR Fund Holdings GP Limited

KKR Group Holdings L.P.

KKR Group Limited

KKR & Co. L.P.

KKR Management LLC

Henry R. Kravis

George R. Roberts

(b)

Address of Principal Business Office, or, if none, Residence:
The principal business office for all persons filing (other than George R. Roberts) is:

c/o Kohlberg Kravis Roberts & Co. L.P.

9 West 57th Street, Suite 4200

New York, NY 10019

The principal business office for George R. Roberts is:

c/o Kohlberg Kravis Roberts & Co. L.P.

2800 Sand Hill Road, Suite 200

Menlo Park, CA 94025

(c)	Citizenship: See Item 4 of each cover page.
(d)	Title of Class of Securities: Common stock, par value $0.01 per share.
(e)	CUSIP Number: 40412C101

Item 3.
Not applicable.
Item 4.	Ownership.
(a)

Amount beneficially owned:

As of September 23, 2016, Hercules Holding II, LLC distributed shares of the common stock of the Issuer to certain entities affiliated with Kohlberg Kravis Roberts & Co. L.P. ("KKR"), which shares had previously been indirectly beneficially owned by such entities through their direct ownership in Hercules Holding II, LLC. Following the distribution, affiliates of KKR no longer hold any membership interests in Hercules Holding II, LLC or any successor entity but instead directly hold shares of the common stock of the Issuer as indicated below, equal to an aggregate of approximately 1.4% of the outstanding shares.

KKR Millennium Fund L.P. (the “Millennium Fund”) directly owned 2,091,332, or 0.6%, of the Shares as of December 31, 2016.  As the sole general partner of the Millennium Fund, KKR Associates Millennium L.P. may be deemed to share voting and dispositive power with respect to any Shares beneficially owned by the Millennium Fund.  As the sole general partner of KKR Associates Millennium L.P., KKR Millennium GP LLC may also be deemed to share voting and dispositive power with respect to any Shares beneficially owned by the Millennium Fund.  The Millennium Fund, KKR Associates Millennium L.P. and KKR Millennium GP LLC disclaim beneficial ownership of such Shares.

KKR 2006 Fund L.P. (the “2006 Fund”) directly owned 1,940,536, or 0.5%, of the Shares as of December 31, 2016.  OPERF Co-Investment LLC (“OPERF Co-Investment”) directly owned 44,028, or less than 0.1%, of the Shares as of December 31, 2016.  As the sole general partner of the 2006 Fund and as the manager of OPERF Co-Investment, KKR Associates 2006 L.P. may be deemed to share voting and dispositive power with respect to any Shares beneficially owned by the 2006 Fund and by OPERF Co-Investment.  As the sole general partner of KKR Associates 2006 L.P., KKR 2006 GP LLC may also be deemed to share voting and dispositive power with respect to any Shares beneficially owned by the 2006 Fund and by OPERF Co-Investment.  The 2006 Fund, OPERF Co-Investment, KKR Associates 2006 L.P. and KKR 2006 GP LLC disclaim beneficial ownership of such Shares.

KKR PEI Investments, L.P. (“PEI Investments”) directly owned 700,328, or 0.2%, of the Shares as of December 31, 2016.  As the sole general partner of PEI Investments, KKR PEI Associates, L.P. may be deemed to share voting and dispositive power with respect to any Shares beneficially owned by PEI Investments.  As the sole general partner of KKR PEI Associates, L.P., KKR PEI GP Limited may also be deemed to share voting and dispositive power with respect to any Shares beneficially owned by PEI Investments.  PEI Investments, KKR PEI Associates, L.P. and KKR PEI GP Limited disclaim beneficial ownership of such Shares.

8 North America Investor L.P. directly owned 213,784, or 0.1%, of the Shares as of December 31, 2016.  As the sole general partner of 8 North America Investor L.P., KKR Associates 8 NA L.P. may be deemed to share voting and dispositive power with respect to any Shares beneficially owned by 8 North America Investor L.P.  As the sole general partner of KKR Associates 8 NA L.P., KKR 8 NA Limited may also be deemed to share voting and dispositive power with respect to any Shares beneficially owned by 8 North America Investor L.P.  8 North America Investor L.P., KKR Associates 8 NA L.P. and KKR 8 NA Limited disclaim beneficial ownership of such Shares.

ASF Walter Co-Invest L.P. directly owned 186,587, or less than 0.1%, of the Shares as of December 31, 2016. As the general partner of ASF Walter Co-Invest L.P., ASF Walter Co-Invest GP Limited may be deemed to share voting and dispositive power with respect to any Shares beneficially owned by ASF Walter Co-Invest L.P. ASF Walter Co-Invest L.P. and ASF Walter Co-Invest GP Limited disclaim beneficial ownership of such Shares.

Each of KKR Fund Holdings L.P. (as the designated member of KKR Millennium GP LLC and KKR 2006 GP LLC and the sole shareholder of KKR PEI GP Limited, KKR 8 NA Limited and ASF Walter Co-Invest GP Limited); KKR Fund Holdings GP Limited (as a general partner of KKR Fund Holdings L.P.); KKR Group Holdings L.P. (as a general partner of KKR Fund Holdings L.P. and the sole shareholder of KKR Fund Holdings GP Limited); KKR Group Limited (as the sole general partner of KKR Group Holdings L.P.); KKR & Co. L.P. (as the sole shareholder of KKR Group Limited) and KKR Management LLC (as the sole general partner of KKR & Co. L.P.) may be deemed to share voting and dispositive power with respect to any Shares beneficially owned by the Millennium Fund, the 2006 Fund, OPERF Co-Investment, PEI Investments, 8 North America Investor L.P. and ASF Walter Co-Invest L.P. KKR Fund Holdings L.P., KKR Fund Holdings GP Limited, KKR Group Holdings L.P., KKR Group Limited, KKR & Co. L.P. and KKR Management LLC disclaim beneficial ownership of such Shares.

KKR Partners III, L.P. (“Partners III”) directly owned 71,721, or less than 0.1%, of the Shares as of December 31, 2016.  As the sole general partner of Partners III, KKR III GP LLC may be deemed to share voting and dispositive power with respect to any Shares beneficially owned by Partners III.  Partners III and KKR III GP LLC disclaim beneficial ownership of such Shares.

As the designated members of KKR Management LLC and the managers of KKR III GP LLC, Henry R. Kravis and George R. Roberts may be deemed to share voting and dispositive power with respect to any Shares beneficially owned by the Millennium Fund, the 2006 Fund, OPERF Co-Investment, PEI Investments, 8 North America Investor L.P., ASF Walter Co-Invest L.P. and Partners III but disclaim beneficial ownership of such Shares.  Messrs. Kravis and Roberts have also been designated as managers of KKR Millennium GP LLC and KKR 2006 GP LLC by KKR Fund Holdings L.P.

	(b)	Percent of class: See Item 11 of each cover page and Item 4(a) above.
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote See Item 5 of each cover page.
		(ii)	Shared power to vote or to direct the vote See Item 6 of each cover page.
		(iii)	Sole power to dispose or to direct the disposition of See Item 7 of each cover page.
		(iv)	Shared power to dispose or to direct the disposition of See Item 8 of each cover page.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:   ☒

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

See Item 4 above.  To the best knowledge of the Reporting Persons, no one other than the Reporting Persons, the partners, members, affiliates or shareholders of the Reporting Persons has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Shares.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
Not applicable.

Item 8.	Identification and Classification of Members of the Group.
Not applicable.

Item 9.	Notice of Dissolution of Group.

In connection with a distribution of the Shares reported herein on September 23, 2016 by Hercules Holding II, LLC to certain of the Reporting Persons, the Reporting Persons no longer may be deemed to be members of a group with Dr. Thomas F. Frist, Jr., Thomas F. Frist III, Patricia C. Frist, Patricia F. Elcan and William R. Frist (the “Frist Investors”) exercising voting and investment control over Shares held by Hercules Holdings II, LLC. The Frist Investors will continue to make separate filings with respect to the Shares in their individual capacities.

Item 10.	Certifications.
Not applicable.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 10, 2017

KKR MILLENNIUM FUND L.P.

By:	KKR Associates Millennium L.P., its general partner

By:	KKR Millennium GP LLC, its general partner

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for Henry R. Kravis, Manager

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for George R. Roberts, Manager

KKR ASSOCIATES MILLENNIUM L.P.

By:	KKR Millennium GP LLC, its general partner

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for Henry R. Kravis, Manager

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for George R. Roberts, Manager

KKR MILLENNIUM GP LLC

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for Henry R. Kravis, Manager

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for George R. Roberts, Manager

KKR 2006 FUND L.P.

By:	KKR Associates 2006 L.P., its general partner

By:	KKR 2006 GP LLC, its general partner

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for Henry R. Kravis, Manager

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for George R. Roberts, Manager

KKR ASSOCIATES 2006 L.P.

By:	KKR 2006 GP LLC, its general partner

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for Henry R. Kravis, Manager

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for George R. Roberts, Manager

KKR 2006 GP LLC

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for Henry R. Kravis, Manager

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for George R. Roberts, Manager

OPERF CO-INVESTMENT LLC

By:	KKR Associates 2006 L.P., its manager

By:	KKR 2006 GP LLC, its general partner

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for Henry R. Kravis, Manager

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for George R. Roberts, Manager

KKR PEI INVESTMENTS, L.P.

By:	KKR PEI Associates L.P., its general partner

By:	KKR PEI GP Limited, its general partner

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for William J. Janetschek, Director

KKR PEI ASSOCIATES, L.P.

By:	KKR PEI GP Limited, its general partner

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for William J. Janetschek, Director

KKR PEI GP LIMITED

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for William J. Janetschek, Director

KKR PARTNERS III, L.P.

By:	KKR III GP LLC, its general partner

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for William J. Janetschek, Member

KKR III GP LLC

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for William J. Janetschek, Member

8 NORTH AMERICA INVESTOR L.P.

By:	KKR Associates 8 NA L.P., its general partner

By:	KKR 8 NA Limited, its general partner

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for William J. Janetschek, Director

KKR ASSOCIATES 8 NA L.P.

By:	KKR 8 NA Limited, its general partner

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for William J. Janetschek, Director

KKR 8 NA LIMITED

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for William J. Janetschek, Director

ASF WALTER CO-INVEST L.P.

By:	ASF Walter Co-Invest GP Limited, its general partner

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for William J. Janetschek, Director

ASF WALTER CO-INVEST GP LIMITED

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for William J. Janetschek, Director

KKR FUND HOLDINGS L.P.

By:	KKR Group Holdings L.P., a general partner

By:	KKR Group Limited, its general partner

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for William J. Janetschek, Director

KKR FUND HOLDINGS GP LIMITED

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for William J. Janetschek, Director

KKR GROUP HOLDINGS L.P.

By:	KKR Group Limited, its general partner

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for William J. Janetschek, Director

KKR GROUP LIMITED

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for William J. Janetschek, Director

KKR & CO. L.P.

By:	KKR Management LLC, its general partner

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for William J. Janetschek, Chief Financial Officer

KKR MANAGEMENT LLC

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for William J. Janetschek, Chief Financial Officer

HENRY R. KRAVIS

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact

GEORGE R. ROBERTS

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact

EXHIBIT LIST

Exhibit A                               Joint Filing Agreement, dated as of February 10, 2017

EXHIBIT A

JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the shares of common stock, par value $0.01 per share of HCA Holdings, Inc. (as successor to HCA Inc.), is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below that is named as a reporting person in such filing in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: February 10, 2017

KKR MILLENNIUM FUND L.P.

By:	KKR Associates Millennium L.P., its general partner

By:	KKR Millennium GP LLC, its general partner

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for Henry R. Kravis, Manager

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for George R. Roberts, Manager

KKR ASSOCIATES MILLENNIUM L.P.

By:	KKR Millennium GP LLC, its general partner

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for Henry R. Kravis, Manager

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for George R. Roberts, Manager

KKR MILLENNIUM GP LLC

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for Henry R. Kravis, Manager

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for George R. Roberts, Manager

KKR 2006 FUND L.P.

By:	KKR Associates 2006 L.P., its general partner

By:	KKR 2006 GP LLC, its general partner

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for Henry R. Kravis, Manager

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for George R. Roberts, Manager

KKR ASSOCIATES 2006 L.P.

By:	KKR 2006 GP LLC, its general partner

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for Henry R. Kravis, Manager

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for George R. Roberts, Manager

KKR 2006 GP LLC

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for Henry R. Kravis, Manager

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for George R. Roberts, Manager

OPERF CO-INVESTMENT LLC

By:	KKR Associates 2006 L.P., its manager

By:	KKR 2006 GP LLC, its general partner

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for Henry R. Kravis, Manager

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for George R. Roberts, Manager

KKR PEI INVESTMENTS, L.P.

By:	KKR PEI Associates L.P., its general partner

By:	KKR PEI GP Limited, its general partner

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for William J. Janetschek, Director

KKR PEI ASSOCIATES, L.P.

By:	KKR PEI GP Limited, its general partner

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for William J. Janetschek, Director

KKR PEI GP LIMITED

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for William J. Janetschek, Director

KKR PARTNERS III, L.P.

By:	KKR III GP LLC, its general partner

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for William J. Janetschek, Member

KKR III GP LLC

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for William J. Janetschek, Member

8 NORTH AMERICA INVESTOR L.P.

By:	KKR Associates 8 NA L.P., its general partner

By:	KKR 8 NA Limited, its general partner

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for William J. Janetschek, Director

KKR ASSOCIATES 8 NA L.P.

By:	KKR 8 NA Limited, its general partner

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for William J. Janetschek, Director

KKR 8 NA LIMITED

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for William J. Janetschek, Director

ASF WALTER CO-INVEST L.P.

By:	ASF Walter Co-Invest GP Limited, its general partner

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for William J. Janetschek, Director

ASF WALTER CO-INVEST GP LIMITED

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for William J. Janetschek, Director

KKR FUND HOLDINGS L.P.

By:	KKR Group Holdings L.P., a general partner

By:	KKR Group Limited, its general partner

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for William J. Janetschek, Director

KKR FUND HOLDINGS GP LIMITED

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for William J. Janetschek, Director

KKR GROUP HOLDINGS L.P.

By:	KKR Group Limited, its general partner

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for William J. Janetschek, Director

KKR GROUP LIMITED

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for William J. Janetschek, Director

KKR & CO. L.P.

By:	KKR Management LLC, its general partner

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for William J. Janetschek, Chief Financial Officer

KKR MANAGEMENT LLC

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for William J. Janetschek, Chief Financial Officer

HENRY R. KRAVIS

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact

GEORGE R. ROBERTS

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact